UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2008

NEOPHARM, INC.

Delaware	33-90516	51-0327886
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Waukegan Rd., Suite 970, Lake Bluff, Illinois	60044
(Address of principal executive offices)	(Zip Code)

Registrant's telephone, including area code: (847) 887-0800

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.     Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

NeoPharm, Inc. (the "Company") announced on December 28, 2007 that it had received notification from the NASDAQ Stock Market that the Company had failed to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4450(a)(5) (the “Rule”) because for 30 consecutive business days the bid price of the Company’s common stock had closed below  $1.00 per share.  In accordance with NASDAQ Marketplace Rule 4450(e)(2), the Company was provided 180 calendar days, or until June 23, 2008, to regain compliance with the Rule.

On June 12, 2008, the Company reported that the NASDAQ Listing Qualification Staff (the “Staff”) had granted the Company’s request to transfer the listing of its common stock from The NASDAQ Global Market to The NASDAQ Capital Market.  Based on discussions with the Staff, the Company believed it would be eligible for an additional 180-day period to regain compliance with the Rule, through December 20, 2008.

Subsequently, the Staff advised the Company that it did not believe it had the authority to grant the Company the additional 180-day period under NASDAQ Marketplace Rule 4310(c)(8)(D).  Accordingly, on June 24, 2008, the Staff issued a letter to the Company indicating that, based upon the Company’s non-compliance with the Rule, the Company’s securities were subject to delisting from The NASDAQ Stock Market unless the Company requests a hearing before the NASDAQ Listing Qualifications Panel (the” Panel”).

The Company has determined to request a hearing before the Panel at which it will present its plan to regain compliance with the Rule.

A copy of the Press Release issued by the Company on June 26, 2008, regarding its receipt of the Staff Determination Letter, is attached hereto as Exhibit 99.1.

Item 9.01.     Financial Statements and Exhibits

(d)	Exhibits.

99.1 Press Release of NeoPharm, Inc., dated June 26, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEOPHARM, INC.

Date:	June 27, 2008

		By:	/s/ Laurence P. Birch
		Name:	Laurence P. Birch
		Title:	President and Chief Executive Officer (Principal Executive Officer) and Acting Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)